Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Name	Incorporation
Hyperion Solutions Australia Pty. Ltd.	Australia
Hyperion Software Solutions Austria GmbH	Austria
Hyperion Foreign Sales Corporation	Barbados
Hyperion Latin America Ltda.	Brazil
Hyperion Solutions China Ltd.	China
Hyperion International Corporation	Delaware, United States
Little Tree Acquisition Corporation	Delaware, United States
Hyperion Solutions Denmark Aps	Denmark
Hyperion Solutions Nordic OY	Finland
Hyperion Solutions France SARL	France
Hyperion Solutions Deutschland GmbH	Germany
Hyperion Solutions (Hong Kong) Ltd.	Hong Kong
Hyperion Solutions Italia S.r.l.	Italy
Hyperion KK	Japan
Hyperion Solutions Mexico S. de R.L. de C.V.	Mexico
Hyperion Solutions Nederland B.V.	Netherlands
Hyperion Solutions AS	Norway
HSC Acquisition Co.	Nova Scotia, Canada
Hyperion Corporation of Canada Ltd.	Ontario, Canada
Hyperion Solutions Asia Pte. Ltd.	Singapore
Hyperion Solutions Iberica S.A.	Spain
Hyperion Solutions Nordic AB	Sweden
Hyperion Solutions Schweiz AG	Switzerland
Hyperion Solutions (UK) Limited	United Kingdom